Exhibit 99.1

USPh

U.S. PhYSICAL THERAPY, INC.

2014 Shareholder Letter

Dear U.S. Physical Therapy Shareholder:

In 2014 our team of dedicated partners and staff, along with our talented support team, worked effectively to deliver another record earnings year for our shareholders.  Our model of shared equity ownership with our partners means that we win, or lose, together and fortunately for all of us we were able to put together another winning year.  In 2014, we delivered a 20%+ shareholder return underpinned by growth of 15.5% in patient visits, an 18% improvement in operating income and a 19.2% increase in net income attributable to common shareholders from continuing operations.

The good news is that our race isn't over yet and there is no need for a victory lap because we have a lot of gas still left in our tank with a lot more yet we are working to accomplish.  In 2015 that work will continue to center around the following key areas:

Development

There are few things we enjoy more than making a difference in our patient's lives, but when we are doing that well, we have the added benefit of growth and further clinic and partnership development.  Our growth in more recent years has come in part through attracting strong, successful private practice clinic owners and acquiring an interest in their brand and business while helping them to accelerate their growth for years to come.  That growth often takes the form of additional sites through organic development as well as additional programs and services like the support we provide through our Fit2Wrk industry focused initiatives.  I believe that we will see acceleration in consolidation within our industry and our Company is focused on being a great home to those who are considering a strategic partner to assist them in achieving their company as well as personal financial goals.

Industrial Focus

We continue to believe that through our successful Fit2Wrk brand, along with other relationships and vehicles that we can provide superior value to industry through a full complement of care and preventative services delivered by and through our partnerships and our highly skilled and trained national support team.  We remain early in the season of our growth opportunity in this important area.

Service

Fostering an environment rooted in service, responsiveness, communication and creativity has allowed us to attract amazing talent to our Company. That's just one of the many great things about being part of an exciting and dynamic team. Care and service delivered to all of our customers will remain first and foremost in our focus as well as our actions for the coming year.

In closing, please know that we will continue to work very hard to deliver on our promise as a company.  On behalf of our entire team, thank you for your belief and support.

Sincerely,

Chris Reading, PT
President & CEO

1300 W. Sam Houston Pkwy S. ::  Suite 300  ::  Houston, Texas 77042
 713.297.7000  ::  713.297.7090 Fax  ::  www.usph.com
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